EXHIBIT 10.1

Execution Version

Employment Agreement

This Employment Agreement (the “Agreement”), effective as of March 1, 2019 (the “Effective Date”), is made by and between Louise E. Matthews (the “Executive”) and Summit Midstream Partners, LLC, a Delaware limited liability company (together with any of its subsidiaries and affiliates as may employ the Executive from time to time, and any successor(s) thereto, the “Company”).

RECITALS

A.The Company desires to assure itself of the continued services of the Executive by engaging the Executive to perform services under the terms hereof.

B.The Executive desires to provide services to the Company on the terms herein provided.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and of the respective covenants and agreements set forth below the parties hereto agree as follows:

Certain Definitions

“AAA” shall have the meaning set forth in Section 19.

“Affiliate” shall mean, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, such Person where “control” shall have the meaning given such term under Rule 405 of the Securities Act of 1933, as amended from time to time.

“Agreement” shall have the meaning set forth in the preamble hereto.

“Annual Base Salary” shall have the meaning set forth in Section 3(a).

“Annual Bonus” shall have the meaning set forth in Section 3(b).

“Board” shall mean the Board of Managers of the Company or any successor governing body.

The Company shall have “Cause” to terminate the Executive’s employment hereunder upon:  (i) the Executive’s willful failure to substantially perform the duties set forth herein (other than any such failure resulting from the Executive’s Disability); (ii) the Executive’s willful failure to carry out, or comply with, in any material respect any lawful directive of the Board; (iii) the Executive’s commission at any time of any act or omission that results in, or may reasonably be expected to result in, a conviction, plea of no contest, plea of nolo contendere, or imposition of unadjudicated probation for any felony or crime involving moral turpitude; (iv) the Executive’s unlawful use (including being under the influence) or possession of illegal drugs on the Company’s premises or while performing the Executive’s duties and responsibilities hereunder; (v) the Executive’s commission at any time of any act of fraud, embezzlement, misappropriation, material misconduct, conversion of assets of the Company or breach of fiduciary duty against the Company (or any predecessor thereto or successor thereof); or (vi) the Executive’s material breach of this Agreement, the SMM LLC Agreement or other agreements with the Company (including, without limitation, any breach of the restrictive covenants of any such agreement); and which, in the case of clauses (i), (ii) and (vi), continues beyond thirty (30) days after the Company has provided the Executive written notice of such failure or breach (to the extent that, in the reasonable judgment of the Board, such failure or breach can be cured by the Executive), so long as such notice is provided within ninety (90) days after the Company knew or should have known of such condition.

“Change in Control” shall mean:  (i) any “person” or “group” within the meaning of Sections 13(d) and 14(d)(2) of the Exchange Act, other than the Company, Energy Capital Partners II, LP or any of their respective Affiliates (as determined immediately prior to such event, but excluding Energy Capital Partners III, LP and any Affiliates controlled by Energy Capital Partners III, LP and any other Affiliates of Energy Capital Partners II, LP formed after the Effective Date, collectively the “Excluded Affiliates”), shall become the beneficial owners, by way of merger, acquisition, consolidation, recapitalization, reorganization or otherwise, of fifty percent (50%) or more of the combined voting power of the equity interests in the General Partner or the Partnership; (ii) the limited partners of the Partnership approve, in one or a series of transactions, a plan of complete liquidation of the Partnership, (iii) the sale or other disposition by the General Partner or the Partnership of all or substantially all of its assets in one or more transactions to any Person other than the Company, the General Partner, the Partnership or Energy Capital Partners II, LP or any of their respective Affiliates (but excluding the Excluded Affiliates); or (iv) a transaction resulting in a Person other than the Company, the General Partner or Energy Capital Partners II or any of their respective Affiliates (as determined immediately prior to such event, but excluding the Excluded Affiliates) being the sole general partner of the Partnership.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Company” shall, except as otherwise provided in Section 7(j), have the meaning set forth in the preamble hereto.

“Compensation Committee” shall mean the Compensation Committee of the Board, or if no such committee exists, the Board.

“Date of Termination” shall mean (i) if the Executive’s employment is terminated due to the Executive’s death, the date of the Executive’s death; (ii) if the Executive’s employment is terminated due to the Executive’s Disability, the date determined pursuant to Section 4(a)(ii); (iii) if the Executive’s employment is terminated pursuant to Section 4(a)(iii)-(vi) either the date indicated in the Notice of Termination or the date specified by the Company pursuant to Section 4(b), whichever is earlier; or (iv) if the Executive’s employment is terminated pursuant to Section 4(a)(vii)-(viii), the date immediately following the expiration of the then-current Term.

“Disability” shall mean the Executive’s inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or that can be expected to last for a continuous period of not less than twelve (12) months as determined by a physician jointly selected by the Company and the Executive.

“Effective Date” shall have the meaning set forth in the preamble hereto.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Excise Tax” shall have the meaning set forth in Section 6(b).

“Executive” shall have the meaning set forth in the preamble hereto.

“Extension Term” shall have the meaning set forth in Section 2(b).

“First Payment Date” shall have the meaning set forth in Section 5(b)(ii).

“General Partner” means Summit Midstream GP, LLC, a Delaware limited liability company.

The Executive shall have “Good Reason” to terminate the Executive’s employment hereunder within two (2) years after the occurrence of one or more of the following conditions without the Executive’s written consent:  (i) a material diminution in the Executive’s authority, duties, or responsibilities, as described herein; (ii) a material diminution in the Executive’s Annual Base Salary, target Annual Bonus (as a percentage of Annual Base Salary) or Annual Bonus range (as a percentage of Annual Base Salary), in each case as described herein; or (iii) any other action or inaction that constitutes a material breach of this Agreement by the Company; and which, in the case of any of the foregoing, continues beyond thirty (30) days after the Executive has provided the Company written notice that the Executive believes in good faith that such condition giving rise to such claim of Good Reason has occurred, so long as such notice is provided within ninety (90) days after the initial existence of such condition.

“Initial Term” shall have the meaning set forth in Section 2(b).

“Installment Payments” shall have the meaning set forth in Section 5(b)(ii).

“LTIP” shall mean the Summit Midstream Partners, LP 2012 Long-Term Incentive Plan adopted by the Partnership in connection with Registration Statement 333-184214, filed by the Partnership with the Securities and Exchange Commission on October 1, 2012, and any additional long-term incentive plan adopted in the future and identified by the Company or the Partnership, in the adopting resolution or otherwise, as an “LTIP” pursuant hereto.

“Noncompete Option” shall mean the Company’s option, in its sole discretion, in the event of a termination of employment pursuant to Section 4(a)(vii) (Non-Extension of Term by the Company) or Section 4(a)(viii) (Non-Extension of Term by the Executive), to extend the Restricted Period through a date on or prior to the first (1st) anniversary of the Date of Termination, upon advance written notice to the Executive not less than thirty (30) days prior to the end of the then-current Term in the case of termination pursuant to  Section 4(a)(vii) (Non-Extension of Term by the Company), or not less than thirty (30) days following such Notice of Non-Extension by Executive in case of termination pursuant to Section 4(a)(viii) (Non-Extension of Term by the Executive).

“Notice of Termination” shall have the meaning set forth in Section 4(b).

“Partnership” means Summit Midstream Partners, LP, a Delaware limited partnership.

“Performance Targets” shall have the meaning set forth in Section 3(b).

“Person” shall mean any individual, natural person, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any company limited by shares, limited liability company or joint stock company), incorporated or unincorporated association, governmental authority, firm, society or other enterprise, organization or other entity of any nature.

“Proprietary Information” shall have the meaning set forth in Section 7(d).

“Prorated Termination Bonus” shall have the meaning set forth in Section 3(b).

“Release” shall have the meaning set forth in Section 5(b)(ii).

“Restricted Period” shall mean the period from the Effective Date through (i) with respect to any termination of employment (other than a termination of employment pursuant to Section 4(a)(vii) (Non-Extension of Term by the Company) or Section 4(a)(viii) (Non-Extension of Term by the Executive)), the first (1st) anniversary of the Date of Termination, and (ii) with respect to a termination of employment pursuant to Section 4(a)(vii) (Non-Extension of Term by the Company) or Section 4(a)(viii) (Non-Extension of Term by the Executive), the Date of Termination or, in the event that the Company exercises its Noncompete Option, the date elected by the Company thereunder.

“Section 409A” shall mean Section 409A of the Code and the Department of Treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the Effective Date.

“Severance Payment” shall have the meaning set forth in Section 5(b)(i).

“Severance Period” shall mean:  (A) if the Executive’s employment shall be terminated by the Company without Cause pursuant to Section 4(a)(iv) or by the Executive’s resignation for Good Reason pursuant to Section 4(a)(v), the period beginning on the Date of Termination and ending on the first (1st) anniversary of the Date of Termination, and (B) if the Executive’s employment shall be terminated due to non-extension of the Initial Term or any Extension Term by the Company pursuant to Section 4(a)(vii) or by the Executive pursuant to Section 4(a)(viii), but only if the Company exercises its Noncompete Option in connection with such termination, the period beginning on the Date of Termination and ending on the expiration date of the Restricted Period (as elected by the Company pursuant to its Noncompete Option).

“SMM LLC Agreement” shall mean that certain Limited Liability Company Agreement of Summit Midstream Management, LLC, a Delaware limited liability company, as it may be amended, modified or supplemented from time to time.

“Term” shall have the meaning set forth in Section 2(b).

“Total Payments” shall have the meaning set forth in Section 6(b).

Employment

In General.  The Company shall employ the Executive and the Executive shall enter the employ of the Company, for the period set forth in Section 2(b), in the position set forth in Section 2(c), and upon the other terms and conditions herein provided.

Term of Employment.  The initial term of employment under this Agreement (the “Initial Term”) shall be for the period beginning on the Effective Date and ending on March 31, 2021, unless earlier terminated as provided in Section 4.  The Initial Term shall automatically be extended for successive one (1) year periods (each, an “Extension Term” and, collectively with the Initial Term, the “Term”), unless either party hereto gives notice of non-extension to the other no later than thirty (30) days prior to the expiration of the then-applicable Term.

Position and Duties.  During the Term, the Executive: (i) shall serve as Executive Vice President - Chief Administration Officer of the Company, with responsibilities, duties and authority customary for such position, subject to direction by the Board; (ii) shall report directly to the Chief Executive Officer of the Company; (iii) shall devote substantially all the Executive’s working time and efforts to the business and affairs of the Company and its subsidiaries, provided that the Executive may (1) serve on corporate, civic, charitable, industry or professional association boards or committees, subject to the Board’s prior written consent in the case of any such board or committee that relates directly or indirectly to the business of the Company or its subsidiaries (which consent shall not unreasonably be withheld), (2) deliver lectures, fulfill speaking engagements or teach at educational institutions and (3) manage her personal investments, so long as none of such activities meaningfully interferes with the performance of the Executive’s duties and responsibilities hereunder, or involves a conflict of interest with the Executive’s duties or responsibilities hereunder or a breach of the covenants contained in Section 7; and (iv) agrees to observe and comply with the Company’s rules and policies as adopted by the Company from time to time, which have been made available to the Executive.

Compensation and Related Matters

Annual Base Salary.  During the Term, the Executive shall receive a base salary at a rate of $300,000.00 per annum, which shall be paid in accordance with the customary payroll practices of the Company, subject to review and upward, but not downward, adjustment by the Board in its sole discretion (the “Annual Base Salary”).

Annual Bonus.  With respect to each calendar year that ends during the Term, commencing with calendar year 2019, the Executive shall be eligible to receive an annual cash bonus (the “Annual Bonus”) ranging from zero to two hundred percent (200%) of the Annual Base Salary, with a target Annual Bonus equal to one hundred percent (100%) of the Annual Base Salary, based upon annual performance targets (the “Performance Targets”) established by the Board in its sole discretion. The amount of the Annual Bonus shall be based upon attainment of the Performance Targets, as determined by the Board (or any authorized committee of the Board) in its sole discretion.  Each such Annual Bonus shall be payable on such date as is determined by the Board, but in any event on or prior to March 15 of the calendar year immediately following the calendar year with respect to which such Annual Bonus relates.  Notwithstanding the foregoing, no bonus shall be payable with respect to any calendar year unless the Executive remains continuously employed with the Company during the period beginning on the Effective Date and ending on December 31 of such year; provided that if the Executive’s employment is terminated pursuant to Section 4(a)(i), (ii), (iv), (v) or (vii), the Company shall pay to the Executive a prorated Annual Bonus with respect to the calendar year in which the Date of Termination occurs equal to the target Annual Bonus for such calendar year multiplied by a fraction, the numerator of which is the number of calendar days during such calendar year that the Executive was continuously employed by the Company and the denominator of which is 365 (the “Prorated Termination Bonus”); provided further that, in the case of a termination pursuant to Section 4(a)(iv), no portion of the Prorated Termination Bonus shall be paid unless the Executive timely executes the Release and does not revoke the Release within the time periods set forth in Section 5(b)(ii).

Benefits.  The Executive shall be eligible to participate in all benefit plans, programs and other arrangements of the Company that may be offered by the Company to its executives as a group (including, without limitation, medical and dental insurance and a 401(k) plan).  During the lesser of the period during which Executive or a qualifying beneficiary (as defined in Section 607 of ERISA) has in effect an election for post-termination continuation coverage or conversion rights to medical and dental benefits under applicable law, including Section 4980 of the Code (“COBRA”), or the period ending on the 18-month anniversary of the Date of Termination, Executive (or, if applicable, the qualifying beneficiary) shall be entitled to such coverage at an out-of-pocket premium cost that does not exceed the out-of-pocket premium cost applicable to similarly situated active employees (and their eligible dependents).

Vacation; Paid Time Off; Holidays.  During the Term, the Executive shall be entitled to four (4) weeks of paid time off (“PTO”) each full calendar year.  The PTO shall be used for vacation and sick days.  Any vacation shall be taken at the reasonable and mutual convenience of the Company and the Executive.  Any PTO that the Executive is entitled to in any calendar year that is not used by the end of such calendar year shall be forfeited, except for up to five days of PTO each year that may be carried forward to the following year.  Holidays shall be provided in accordance with Company policy, as in effect from time to time.

Business Expenses.  During the Term, the Company shall reimburse the Executive for all reasonable travel and other business expenses incurred by the Executive in the performance of the Executive’s duties to the Company in accordance with the Company’s applicable expense reimbursement policies and procedures.

Tax Reimbursement.  During the Term, the Company shall reimburse the Executive for annual tax preparation services and ongoing tax advice of up to $12,000 per year, beginning with such expenses incurred in 2019.

Termination

The Executive’s employment hereunder may be terminated by the Company or the Executive, as applicable, without any breach of this Agreement only under the following circumstances:

Circumstances

Death.  The Executive’s employment hereunder shall terminate upon the Executive’s death.

Disability.  If the Executive incurs a Disability, the Company may give the Executive written notice of its intention to terminate the Executive’s employment.  In that event, the Executive’s employment with the Company shall terminate, effective on the later of the thirtieth (30th) day after receipt of such notice by the Executive or the date specified in such notice; provided that within the thirty (30) day period following receipt of such notice, the Executive shall not have returned to full-time performance of the Executive’s duties hereunder.

Termination for Cause.  The Company may terminate the Executive’s employment for Cause.

Termination without Cause.  The Company may terminate the Executive’s employment without Cause.

Resignation for Good Reason.  The Executive may resign from the Executive’s employment for Good Reason.

Resignation without Good Reason.  The Executive may resign from the Executive’s employment without Good Reason.

Non-Extension of Term by the Company.  The Company may give notice of non-extension to the Executive pursuant to Section 2(b).  For the avoidance of doubt, non-extension of the Term by the Company shall not constitute termination by the Company without Cause.

Non-Extension of Term by the Executive.  The Executive may give notice of non-extension to the Company pursuant to Section 2(b).  For the avoidance of doubt, non-extension of the Term by the Executive shall not constitute resignation for Good Reason.

Notice of Termination.  Any termination of the Executive’s employment by the Company or by the Executive under this Section 4 (other than a termination pursuant to Section 4(a)(i) above) shall be communicated by a written notice to the other party hereto: (i) indicating the specific termination provision in this Agreement relied upon, (ii) except with respect to a termination pursuant to Sections 4(a)(iv), (vi), (vii) or (viii), setting forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated, and (iii) specifying a Date of Termination which, if submitted by the Executive (or, in the case of a termination described in Section 4(a)(ii), by the Company), shall be at least thirty (30) days following the date of such notice (a “Notice of Termination”); provided, however, that a Notice of Termination delivered by the Company pursuant to Section 4(a)(ii) shall not be required to specify a Date of Termination, in which case the Date of Termination shall be determined pursuant to Section 4(a)(ii); and provided, further, that in the event that the Executive delivers a Notice of Termination (other than a notice of non-extension under Section 4(a)(viii)

above) to the Company, the Company may, in its sole discretion, accelerate the Date of Termination to any date that occurs following the date of Company’s receipt of such Notice of Termination (even if such date is prior to the date specified in such Notice of Termination).  A Notice of Termination submitted by the Company may provide for a Date of Termination on the date the Executive receives the Notice of Termination, or any date thereafter elected by the Company in its sole discretion.  The failure by the Company or the Executive to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Cause or Good Reason shall not waive any right of the Company or the Executive hereunder or preclude the Company or the Executive from asserting such fact or circumstance in enforcing the Company’s or the Executive’s rights hereunder.

Company Obligations Upon Termination of Employment

In General.  Upon a termination of the Executive’s employment for any reason, the Executive (or the Executive’s estate) shall be entitled to receive: (i) any portion of the Executive’s Annual Base Salary through the Date of Termination not theretofore paid, (ii) any expenses owed to the Executive under Section 3(e), (iii) any accrued PTO owed to the Executive pursuant to Section 3(d), and (iv) any amount arising from the Executive’s participation in, or benefits under, any employee benefit plans, programs or arrangements under Section 3(c), which amounts shall be payable in accordance with the terms and conditions of such employee benefit plans, programs or arrangements. Any Annual Bonus earned for any calendar year completed prior to the Date of Termination, but unpaid prior to such date, and any Prorated Termination Bonus owed pursuant to the last sentence of Section 3(b), shall be paid within thirty (30) days after the Date of Termination (but in any event on or prior to March 15 of the calendar year immediately following such completed calendar year with respect to which such Annual Bonus or Prorated Termination Bonus was earned).  Except as otherwise set forth in Section 5(b) below, the payments and benefits described in this Section 5(a) shall be the only payments and benefits payable in the event of the Executive’s termination of employment for any reason.

Severance Payment

In the event of the Executive’s termination of employment under the circumstances described below, then, in addition to the payments and benefits described in Section 5(a) above, the Company shall, during the Severance Period, pay to the Executive an amount (the “Severance Payment”) calculated as described below:

If the Executive’s employment shall be terminated by the Company without Cause pursuant to Section 4(a)(iv) or by the Executive’s resignation for Good Reason pursuant to Section 4(a)(v), or due to non-extension of the Initial Term or any Extension Term by the Company pursuant to Section 4(a)(vii), then the Severance Payment shall be an amount equal to one and one-half (1.5) times the sum of (1) the Annual Base Salary for the year in which the Date of Termination occurs, and (2) the Annual Bonus paid to the Executive in respect of the calendar year immediately preceding the year in which the Date of Termination occurs.

If the Executive’s employment shall be terminated due to non-extension of the Initial Term or any Extension Term by the Executive pursuant to Section 4(a)(viii), but only if the Company exercises its Noncompete Option in connection with such termination, then the Severance Payment shall be an amount equal to (1) the sum of (x) the Annual Base Salary for the year in which the Date of Termination occurs, and (y) the Annual Bonus paid to the Executive in respect of the calendar year immediately preceding the year in which the Date of Termination occurs, multiplied by (2) a fraction, the numerator of which is equal to the number of days from the Date of Termination through the expiration date of the Restricted Period (as elected by the Company pursuant to its Noncompete Option), and the denominator of which is 365.

The Severance Payment shall be in lieu of notice or any other severance benefits to which the Executive might otherwise be entitled.  Notwithstanding anything herein to the contrary, (A) no portion of the Severance Payment shall be paid unless, on or prior to the thirtieth (30th) day following the Date of Termination, the Executive timely executes a general waiver and release of claims agreement substantially in the form attached hereto as Exhibit A (the “Release”), which Release shall not have been revoked by the Executive prior to the expiration of the period (if any) during which any portion of such Release is revocable under applicable law, and (B) as of the first date on which the Executive violates any covenant contained in Section 7, any remaining unpaid portion of the Severance Payment shall thereupon be forfeited.  Subject to the provisions of Section 9, the Severance Payment shall be paid in equal installments during the Severance Period, at the same time and in the same manner as the Annual Base Salary would have been paid had the Executive remained in active employment during the Severance Period, in accordance with the Company’s normal payroll practices in effect on the Date of Termination; provided that any installment that would otherwise have been paid prior to the first normal payroll payment date occurring on or after the thirtieth (30th) day following the Date of Termination (such payroll date, the “First Payment Date”) shall instead be paid on the First Payment Date.  For purposes of Section 409A (including, without limitation, for purposes of Section 1.409A-2(b)(2)(iii) of the Department of Treasury Regulations), the Executive’s right to receive the Severance Payment in the form of installment payments (the “Installment Payments”) shall be treated as a right to receive a series of separate payments and, accordingly, each Installment Payment shall at all times be considered a separate and distinct payment.

The provisions of this Section 5 shall supersede in their entirety any severance payment provisions in any severance plan, policy, program or other arrangement maintained by the Company.

Change in Control

Equity Awards.  Notwithstanding anything to the contrary in this Agreement or any other agreement, including the LTIP and any award agreement thereunder, all equity awards granted to the Executive under the LTIP and held by the Executive as of immediately prior to a Change in Control, to the extent unvested, shall become fully vested immediately prior to the Change in Control.

Golden Parachute Excise Tax Protection.  Notwithstanding any provision of this Agreement, if any portion of the payments or benefits provided to the Executive hereunder, or under any other agreement with the Executive or any plan, policy or arrangement of the Company or any of its Affiliates (in the aggregate, “Total Payments”), would constitute an “excess parachute payment” and would, but for this Section 6(b), result in the imposition on the Executive of an excise tax under Section 4999 of the Code (the “Excise Tax”), then the Total Payments to be made to the Executive shall either be (i) delivered in full, or (ii) reduced by such amount such that no portion of the Total Payments would be subject to the Excise Tax, whichever of the foregoing results in the receipt by the Executive of the greatest benefit on an after-tax basis (taking into account the applicable federal, state and local income taxes and the Excise Tax).  The determination of whether a reduction in Total Payments is necessary and the amount of any such reduction shall be made by the Company in its reasonable discretion and in reliance on its tax advisors.  If the Company so determines that a reduction in Total Payments is required, such reduction shall apply first pro rata to (A) cash payments subject to Section 409A of the Code as “deferred compensation” and (B) cash payments not subject to Section 409A of the Code (in each case with the cash payments otherwise scheduled to be paid latest in time reduced first), and then pro rata to (C) equity-based compensation subject to Section 409A of the Code as “deferred compensation” and (D) equity-based compensation not subject to Section 409A of the Code.

Restrictive Covenants

The Executive shall not, at any time during the Restricted Period, directly or indirectly engage in, have any equity interest in, or manage or operate any person, firm, corporation, partnership, business or entity (whether as director, officer, employee, agent, representative, partner, security holder, consultant or otherwise) that engages in (either directly or through any subsidiary or Affiliate thereof) any business or activity (i) relating to midstream assets (including, without limitation, the gathering, processing and transportation of natural gas and crude oil) in North America, which competes with the business of the Company or any entity owned by the Company, or (ii) which the Company or any of its Affiliates has taken active steps to engage in or acquire, but only if the Executive directly or indirectly engages in, has any equity interest in, or manages or operates, such business or activity (whether as director, officer, employee, agent, representative, partner, security holder, consultant or otherwise).  Notwithstanding the foregoing, the Executive shall be permitted to acquire a passive stock or equity interest in such a business; provided that such stock or other equity interest acquired is not more than five percent (5%) of the outstanding interest in such business.

The Executive shall not, at any time during the Term or during the twelve (12)-month period immediately following the Date of Termination, directly or indirectly, either for herself or on behalf of any other entity, (i) recruit or otherwise solicit or induce any employee, customer, subscriber or supplier of the Company to terminate its employment or arrangement with the Company, or otherwise change its relationship with the Company, or (ii) hire, or cause to be hired, any person who was employed by the Company and served in a capacity of “vice president” (or any person serving in a capacity senior to vice president) at any time during the twelve (12)-month period immediately prior to the Date of Termination, to terminate his or her employment with the Company.

The provisions contained in Sections 7(a) and (b) may be altered and/or waived to be made less restrictive on the Executive with the prior written consent of the Board or the Compensation Committee.

Except as the Executive reasonably and in good faith determines to be required in the faithful performance of the Executive’s duties hereunder or in accordance with Section 7(f), the Executive shall, during the Term and after the Date of Termination, maintain in confidence and shall not directly or indirectly, use, disseminate, disclose or publish, or use for the Executive’s benefit or the benefit of any person, firm, corporation or other entity, any confidential or proprietary information or trade secrets of or relating to the Company, including, without limitation, information with respect to the Company’s operations, processes, protocols, products, inventions, business practices, finances, principals, vendors, suppliers, customers, potential customers, marketing methods, costs, prices, contractual relationships, regulatory status, compensation paid to employees or other terms of employment (“Proprietary Information”), or deliver to any person, firm, corporation or other entity, any document, record, notebook, computer program or similar repository of or containing any such Proprietary Information.  The Executive’s obligation to maintain and not use, disseminate, disclose or publish, or use for the Executive’s benefit or the benefit of any person, firm, corporation or other entity, any Proprietary Information after the Date of Termination will continue so long as such Proprietary Information is not, or has not by legitimate means become, generally known and in the public domain (other than by means of the Executive’s direct or indirect disclosure of such Proprietary Information) and continues to be maintained as Proprietary Information by the Company.  The parties hereby stipulate and agree that as between them, the Proprietary Information identified herein is important, material and affects the successful conduct of the businesses of the Company (and any successor or assignee of the Company).

Upon termination of the Executive’s employment with the Company for any reason, the Executive will promptly deliver to the Company all correspondence, drawings, manuals, letters, notes, notebooks, reports, programs, plans, proposals, financial documents, or any other documents concerning the Company’s customers, business plans, marketing strategies, products or processes.

The Executive may respond to a lawful and valid subpoena or other legal process but shall give the Company (if lawfully permitted to do so) the earliest possible notice thereof, and shall, as much in advance of the return date as possible, make available to the Company and its counsel the documents and other information sought, and shall assist such counsel in resisting or otherwise responding to such process.  Upon notification from Executive of such subpoena or other legal process, but only to the extent that such notification is provided during the Restricted Period, the Company shall, at its reasonable expense, retain mutually acceptable legal counsel to represent Executive in connection with Executive’s response to any such subpoena or other legal process.  The Executive may also disclose Proprietary Information if: (i) in the reasonable written opinion of counsel for the Executive furnished to the Company, such information is required to be disclosed for the Executive not to be in violation of any applicable law or regulation or (ii) the Executive is required to disclose such information in connection with the enforcement of any rights under this Agreement or any other agreements between the Executive and the Company.

The Executive agrees not to disparage the Company, any of its products or practices, or any of its directors, officers, agents, representatives, equity holders or Affiliates, either orally or in writing, at any time; provided that the Executive may confer in confidence with the Executive’s legal representatives, make truthful statements to any government agency in sworn testimony, or make truthful statements as otherwise required by law.  The Company agrees that, upon the termination of the Executive’s employment hereunder, it shall advise its directors and executive officers not to disparage the Executive, either orally or in writing, at any time; provided that they may confer in confidence with the Company’s and their legal representatives and make truthful statements as required by law.

Prior to accepting other employment or any other service relationship during the Restricted Period, the Executive shall provide a copy of this Section 7 to any recruiter who assists the Executive in obtaining other employment or any other service relationship and to any employer or person with which the Executive discusses potential employment or any other service relationship.

In the event the terms of this Section 7 shall be determined by any court of competent jurisdiction to be unenforceable by reason of its extending for too great a period of time or over too great a geographical area or by reason of its being too extensive in any other respect, it will be interpreted to extend only over the maximum period of time for which it may be enforceable, over the maximum geographical area as to which it may be enforceable, or to the maximum extent in all other respects as to which it may be enforceable, all as determined by such court in such action.

As used in this Section 7, the term “Company” shall include the Company, its parent, related entities, and any of its direct or indirect subsidiaries.

Injunctive Relief

The Executive recognizes and acknowledges that a breach of the covenants contained in Section 7 will cause irreparable damage to the Company and its goodwill, the exact amount of which will be difficult or impossible to ascertain, and that the remedies at law for any such breach will be inadequate.  Accordingly, the Executive agrees that in the event of a breach of any of the covenants contained in Section 7, in addition to any other remedy which may be available at law or in equity, the Company will be entitled to specific performance and injunctive relief.

Section 409A

General.  The parties hereto acknowledge and agree that, to the extent applicable, this Agreement shall be interpreted in accordance with, and incorporate the terms and conditions required by, Section 409A.  Notwithstanding any provision of this Agreement to the contrary, in the event that the Company determines that any amounts payable hereunder will be immediately taxable to the Executive under Section 409A, the Company reserves the right to (without any obligation to do so or to indemnify the Executive for failure to do so) (i) adopt such amendments to this Agreement or adopt such other policies and procedures (including amendments, policies and procedures with retroactive effect) that it determines to be necessary or appropriate to preserve the intended tax treatment of the benefits provided by this Agreement, to preserve the economic benefits of this Agreement and to avoid less favorable accounting or tax consequences for the Company and/or (ii) take such other actions it determines to be necessary or appropriate to exempt the amounts payable hereunder from Section 409A or to comply with the requirements of Section 409A and thereby avoid the application of penalty taxes thereunder.  Notwithstanding anything herein to the contrary, no provision of this Agreement shall be interpreted or construed to transfer any liability for failure to comply with the requirements of Section 409A from the Executive or any other individual to the Company or any of its Affiliates, employees or agents.

Separation from Service under Section 409A; Section 409A Compliance.  Notwithstanding anything herein to the contrary:  (i) no termination or other similar payments and benefits hereunder shall be payable unless the Executive’s termination of employment constitutes a “separation from service” within the meaning of Section 1.409A-1(h) of the Department of Treasury Regulations; (ii) if the Executive is deemed at the time of the Executive’s separation from service to be a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code, to the extent delayed commencement of any portion of any termination or other similar payments and benefits to which the Executive may be entitled hereunder (after taking into account all exclusions applicable to such payments or benefits under Section 409A) is required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code, such portion of such payments and benefits shall not be provided to the Executive  prior to the earlier of (x) the expiration of the six (6)-month period measured from the date of the Executive’s “separation from service” with the Company (as such term is defined in the Department of Treasury Regulations issued under Section 409A) or (y) the date of the Executive’s death; provided that upon the earlier of such dates, all payments and benefits deferred pursuant to this Section 9(b)(ii) shall be paid in a lump sum to the Executive, and any remaining payments and benefits due hereunder shall be provided as otherwise specified herein; (iii) the determination of whether the Executive is a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code as of the time of the Executive’s separation from service shall be made by the Company in accordance with the terms of Section 409A (including, without limitation, Section 1.409A-1(i) of the Department of Treasury Regulations and any successor provision thereto); (iv) to the extent that any Installment Payments under this Agreement are deemed to constitute “nonqualified deferred compensation” within the meaning of Section 409A, for purposes of Section 409A (including, without limitation, for purposes of Section 1.409A-2(b)(2)(iii) of the Department of Treasury Regulations), each such payment that the Executive may be eligible to receive under this Agreement shall be treated as a separate and distinct payment; (v) to the extent that any reimbursements or corresponding in-kind benefits provided to the Executive under this Agreement are deemed to constitute “deferred compensation” under Section 409A, such reimbursements or benefits shall be provided reasonably promptly, but in no event later than December 31 of the year following the year in which the expense was incurred, and in any event in accordance with Section 1.409A-3(i)(1)(iv) of the Department of Treasury Regulations; and (vi) the amount of any such payments or expense reimbursements in one calendar year shall not affect the expenses or in-kind benefits eligible for payment or reimbursement in any other calendar year, other than an arrangement providing for the reimbursement of medical expenses referred to in Section 105(b) of the Code, and the Executive’s right to such payments or reimbursement of any such expenses shall not be subject to liquidation or exchange for any other benefit.

Assignment and Successors

The Company may assign its rights and obligations under this Agreement to any entity, including any successor to all or substantially all the assets of the Company, by merger or otherwise, and may assign or encumber this Agreement and its rights hereunder as security for indebtedness of the Company and its Affiliates.  The Executive may not assign the Executive’s rights or obligations under this Agreement to any individual or entity.  This Agreement shall be binding upon and inure to the benefit of the Company, the Executive and their respective successors, assigns, personnel and legal representatives, executors, administrators, heirs, distributees, devisees, and legatees, as applicable.

Governing Law

This Agreement shall be governed, construed, interpreted and enforced in accordance with the substantive laws of the State of Delaware, without reference to the principles of conflicts of law of Delaware or any other jurisdiction, and where applicable, the laws of the United States.

Validity

The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

Notices

Any notice, request, claim, demand, document and other communication hereunder to any party hereto shall be effective upon receipt (or refusal of receipt) and shall be in writing and delivered personally or sent by telex, telecopy, or certified or registered mail, postage prepaid, to the following address (or at any other address as any party hereto shall have specified by notice in writing to the other party hereto):

If to the Company:

Summit Midstream Partners, LLC

Attn:  General Counsel

5910 N. Central Expressway

Suite 350

Dallas, Texas 75206

Facsimile: (214) 306-8047

with copies to:

Energy Capital Partners

51 John F. Kennedy Parkway, Suite 200

Short Hills, New Jersey 07078

Attn:  Tom Lane

Facsimile: (973) 671-6101

and:

Energy Capital Partners

11943 El Camino Real, Suite 220

San Diego, California 92130

Attn: Andrew D. Singer

Facsimile: (858) 703-4401

and:

Latham & Watkins LLP

885 Third Avenue

New York, New York 10022-4802

Attn:  Jed W. Brickner

Facsimile: (212) 751-4864

If to the Executive, at the address set forth on the signature page hereto.

Counterparts

This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement.

Entire Agreement

This Agreement (together with any other agreements and instruments contemplated hereby or referred to herein) is intended by the parties hereto to be the final expression of their agreement with respect to the employment of the Executive by the Company and may not be contradicted by evidence of any prior or contemporaneous agreement (including, without limitation, any term sheet or offer letter).  The parties hereto further intend that this Agreement shall constitute the complete and exclusive statement of its terms and that no extrinsic evidence whatsoever may be introduced in any judicial, administrative, or other legal proceeding to vary the terms of this Agreement.  This Agreement expressly supersedes the Original Employment Agreement.

Amendments; Waivers

This Agreement may not be modified, amended, or terminated except by an instrument in writing, signed by the Executive and a duly authorized officer of the Company and approved by the Board, which expressly identifies the amended provision of this Agreement. By an instrument in writing similarly executed and approved by the Board, the Executive or a duly authorized officer of the Company may waive compliance by the other party or parties hereto with any provision of this Agreement that such other party was or is obligated to comply with or perform; provided, however, that such waiver shall not operate as a waiver of, or estoppel with respect to, any other or subsequent failure to comply or perform.  No failure to exercise and no delay in exercising any right, remedy, or power hereunder shall preclude any other or further exercise of any other right, remedy, or power provided herein or by law or in equity.

No Inconsistent Actions

The parties hereto shall not voluntarily undertake or fail to undertake any action or course of action inconsistent with the provisions or essential intent of this Agreement.  Furthermore, it is the intent of the parties hereto to act in a fair and reasonable manner with respect to the interpretation and application of the provisions of this Agreement.

Construction

This Agreement shall be deemed drafted equally by both of the parties hereto.  Its language shall be construed as a whole and according to its fair meaning.  Any presumption or principle that the language is to be construed against any party hereto shall not apply.  The headings in this Agreement are only for convenience and are not intended to affect construction or interpretation.  Any references to paragraphs, subparagraphs, sections or subsections are to those parts of this Agreement, unless the context clearly indicates to the contrary.  Also, unless the context clearly indicates to the contrary, (a) the plural includes the singular and the singular includes the plural; (b) “and” and “or” are each used both conjunctively and disjunctively; (c) “any,” “all,” “each,” or “every” means “any and all,” and “each and every”; (d) ”includes” and “including” are each “without limitation”; (e) “herein,” “hereof,” “hereunder” and other similar compounds of the word “here” refer to the entire Agreement and not to any particular paragraph, subparagraph, section or subsection; and (f) all pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, neuter, singular or plural as the identity of the entities or persons referred to may require.

Arbitration

Any dispute or controversy based on, arising under or relating to this Agreement shall be settled exclusively by final and binding arbitration, conducted before a single neutral arbitrator in Dallas, Texas in accordance with the Employment Arbitration Rules and Mediation Procedures of the American Arbitration Association (the “AAA”) then in effect.  Arbitration may be compelled, and judgment may be entered on the arbitration award in any court having jurisdiction; provided, however, that the Company shall be entitled to seek a restraining order or injunction in any court of competent jurisdiction to prevent any continuation of any violation of the provisions of Section 7, and the Executive hereby consents that such restraining order or injunction may be granted without requiring the Company to post a bond.  Only individuals who are (a) lawyers engaged full-time in the practice of law and (b) on the AAA roster of arbitrators shall be selected as an arbitrator.  Within twenty (20) days of the conclusion of the arbitration hearing, the arbitrator shall prepare written findings of fact and conclusions of law.  The arbitrator shall be entitled to award any relief available in a court of law.  Each party shall bear its own costs and attorneys’ fees in connection with an arbitration; provided that the Company shall bear the cost of the arbitrator and the AAA’s administrative fees.

Enforcement

If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws effective during the term of this Agreement, such provision shall be fully severable; this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a portion of this Agreement; and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Agreement.  Furthermore, in lieu of such illegal, invalid or unenforceable provision there shall be added automatically as part of this Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

Withholding

The Company shall be entitled to withhold from any amounts payable under this Agreement, any federal, state, local or foreign withholding or other taxes or charges which the Company is required to withhold.  The Company shall be entitled to rely on an opinion of counsel if any questions as to the amount or requirement of withholding shall arise.

Absence of Conflicts; Executive Acknowledgement

The Executive hereby represents that from and after the Effective Date the performance of the Executive’s duties hereunder will not breach any other agreement to which the Executive is a party.  The Executive acknowledges that the Executive has read and understands this Agreement, is fully aware of its legal effect, has not acted in reliance upon any representations or promises made by the Company other than those contained in writing herein, and has entered into this Agreement freely based on the Executive’s own judgment.

Survival

The expiration or termination of the Term shall not impair the rights or obligations of any party hereto which shall have accrued prior to such expiration or termination.

[Signature pages follow]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date and year first above written.

COMPANY

By:  /s/ Steven J. Newby

Name:Steven J. Newby

Title:President and Chief Executive Officer

EXECUTIVE

By:  /s/ Louise E. Matthews

Louise E. Matthews

EXHIBIT A

FORM OF RELEASE

Louise E. Matthews (the “Executive”) agrees for the Executive, the Executive’s spouse and child or children (if any), the Executive’s heirs, beneficiaries, devisees, executors, administrators, attorneys, personal representatives, successors and assigns, hereby forever to release, discharge, and covenant not to sue Summit Midstream Partners, LLC, a Delaware limited liability company (the “Company”), and any of its past, present, or future parent, affiliated, related, and/or subsidiary entities, and all of the past and present directors, shareholders, officers, general or limited partners, employees, agents, and attorneys, and agents and representatives of such entities, and employee benefit plans in which the Executive is or has been a participant by virtue of her employment with the Company (collectively, the “Releasees”), from any and all claims, debts, demands, accounts, judgments, rights, causes of action, equitable relief, damages, costs, charges, complaints, obligations, promises, agreements, controversies, suits, expenses, compensation, responsibility and liability of every kind and character whatsoever (including attorneys’ fees and costs), whether in law or equity, known or unknown, asserted or unasserted, suspected or unsuspected, which the Executive has or may have had against such Releasees based on any events or circumstances arising or occurring on or prior to the date this release (the “Release”) is executed, arising directly or indirectly out of, relating to, or in any other way involving in any manner whatsoever, (a) the Executive’s employment with the Company or its subsidiaries or the termination thereof or (b) the Executive’s status at any time as a holder of any securities of the Company, and any and all claims arising under federal, state, or local laws relating to employment, or securities, including without limitation claims of wrongful discharge, breach of express or implied contract, fraud, misrepresentation, defamation, or liability in tort, claims of any kind that may be brought in any court or administrative agency, any claims arising under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Americans with Disabilities Act, the Fair Labor Standards Act, the Employee Retirement Income Security Act, the Family and Medical Leave Act, the Securities Act of 1933, the Securities Exchange Act of 1934, the Sarbanes-Oxley Act, and similar state or local statutes, ordinances, and regulations; provided, however, notwithstanding anything to the contrary set forth herein, that this Release shall not extend to (i) benefit claims under employee pension or welfare benefit plans in which the Executive is a participant by virtue of her employment with the Company or its subsidiaries, (ii) any rights under that certain Employment Agreement, dated as of March 1, 2019, by and between the Company and the Executive, (iii) any rights of indemnification the Executive may have under any written agreement between the Executive and the Company (or its affiliates), the Company’s Certificate of Incorporation, the Partnership’s LP Agreement, the General Corporation Law of the State of Delaware, any applicable statute or common law, or pursuant to any applicable insurance policy, (iv) unemployment compensation, (v) contractual rights to vested equity awards, (vi) COBRA benefits and (viii) any rights that may not be waived as a matter of law.

The Executive understands that this Release includes a release of claims arising under the Age Discrimination in Employment Act (ADEA).  The Executive understands and warrants that she has been given a period of 21 days to review and consider this Release.  The Executive further warrants that she understands that she may use as much or all of her 21-day period as she wishes before signing, and warrants that she has done so.  The Executive further warrants that she understands that, with respect to the release of age discrimination claims only, she has a period of

A-1

seven days after executing on the second signature line below to revoke the release of age discrimination claims by notice in writing to the Company.

The Executive is hereby advised to consult with an attorney prior to executing this Release.  By her signature below, the Executive warrants that she has had the opportunity to do so and to be fully and fairly advised by that legal counsel as to the terms of this Release.

ACKNOWLEDGEMENT (AS TO ALL CLAIMS
OTHER THAN AGE DISCRIMINATION CLAIMS)

The undersigned, having had full opportunity to review this Release with counsel of her choosing, signifies her agreement to the terms of this Release (other than as it relates to age discrimination claims) by her signature below.

___________________________________________________ Louise E. MatthewsDate

ACKNOWLEDGEMENT (AGE DISCRIMINATION CLAIMS)

The undersigned, having had full opportunity to review this Release with counsel of her choosing, signifies her agreement to the terms of this Release (as it relates to age discrimination claims) by her signature below.

___________________________________________________ Louise E. MatthewsDate

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